Exhibit 10(iii)(A)(91)
Description of the Change in Compensation for Non-Management Directors
In a December meeting of the Corporate Governance Committee (the “Committee”), the Committee approved changes to the total compensation paid to non-management directors. Effective January 1, 2007, each non-management director will be paid an annual cash retainer of $80,000. The Committee has eliminated the payment of board and committee attendance fees and has retained the payment of cash retainers for any non-management director serving as a committee chairperson.
In addition, each non-management director will receive an annual equity grant having a value of $80,000 on the date of grant. All equity grants will be subject to three year transfer restrictions, except in the case of the retirement of a director.